UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 22, 2021 (March 19, 2021)

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33393	98-0439758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

299 Park Avenue 12th Floor New York, New York (Address of principal executive offices)	10171 (Zip code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.            ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.01 per share	GNK	New York Stock Exchange (NYSE)

Item 1.01          Entry into a Material Definitive Agreement.

On March 22, 2021, Genco Shipping & Trading Limited (the “Company”) entered into a letter agreement (the “Letter Agreement”) with certain investment funds affiliated with Centerbridge Partners L.P. (the “Investors”) with regard to nominees to the Company’s Board of Directors (the “Board”).  Under a stock purchase agreement (the “Purchase Agreement”), effective as of October 4, 2016 that the Company entered into with the Investors, the Investors have the right, subject to certain conditions, to designate one individual for nomination for election to the Board if they beneficially own at least 12.5% of the Company’s total outstanding common stock and two such individuals if they beneficially own at least 25% of our total outstanding common stock.  Under the Letter Agreement, the Board is to nominate two such individuals designated by the Investors for election to the Board if the Investors beneficially own at least 15% of our total outstanding common stock, and the Investors are to cause one of such two individuals promptly to offer their resignation from the Board upon Genco's request if the Investors cease to beneficially own at least 15% of our total outstanding common stock.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2021, the Company’s Board appointed Karin Y. Orsel as a director of the Company effective March 22, 2021 to fill a vacancy on the Board resulting from the resignation of Christoph Majeske on December 15, 2020 as previously reported.  The Board also appointed Ms. Orsel to serve on the Nominating and Corporate Governance Committee of the Board.

Ms. Orsel, age 51, is a shipping executive and entrepreneur with over 33 years of experience in the industry.   She serves as the Chief Executive Officer of MF Shipping Group, a company she founded in 1994 that provides technical management services to a fleet of over 50 vessels, including oil product and chemical tankers, multipurpose vessels, self-unloaders, and cement carriers.  In connection with these activities, she has acted as a managing director of a number of ship owning companies. She began her career in the shipping industry at the age of 18 with Sandfirden Rederij B.V., where she served as a financial manager.  Ms. Orsel is active in shipping industry organizations, currently serving as President of Koninklijke Vereniging van Nederlandse Reders (the Royal Association of Netherlands Ship-owners), a board member of the International Chamber of Shipping (ICS), a member of the Executive Committee of the International Association of Independent Tanker Owners (INTERTANKO), a Trustee of International Seafarers Welfare and Assistance Network (ISWAN), a member of the Board of Directors of Baltic and International Maritime Counsel (BIMCO), and an Ambassador for the Women’s International Shipping and Trading Association.  She earned a Bachelor of Arts in Economic & Administrative Education from Winschoter College in the Netherlands.  As a result of these and other professional experiences, Genco believes Ms. Orsel possesses knowledge and experience regarding the shipping industry, finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.  Ms. Orsel was recommended to serve on the Board by Kathleen C. Haines, a director of the Company.

The term of Ms. Orsel as a director expires at the Company’s 2021 Annual Meeting of Shareholders.  Ms. Orsel is eligible for Board and committee fees as well as equity awards under the Company’s Amended and Restated 2015 Equity Plan as described under the heading “Director Compensation” in the preliminary proxy statement of the Company filed with the U.S. Securities and Exchange Commission on March 22, 2021, which information is incorporated herein by reference.

Ms. Orsel is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K or any arrangement or understanding with  any other person pursuant to which she was selected as a director.

Also, on March 21, 2021, Arthur L. Regan indicated that he will resign as Chairman of the Board upon completion of the 2021 Annual Meeting of Shareholders and remain as a director.  James G. Dolphin, currently a director, will become Chairman of the Board.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Letter Agreement by and among Genco Shipping & Trading Limited, Centerbridge Partners L.P., and the Investors named therein, dated March 22, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: March 22, 2021

/s/ Apostolos Zafolias
Apostolos Zafolias
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement by and among Genco Shipping & Trading Limited, Centerbridge Partners L.P., and the Investors named therein, dated March 22, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)